Exhibit 99.1
The Travelers Companies, Inc.
485 Lexington Avenue
New York, NY 10017-2630
www.travelers.com
NYSE: TRV

Travelers Reports Third Quarter 2019 Net Income per Diluted Share of $1.50
and Return on Equity of 6.2%

Third Quarter 2019 Core Income per Diluted Share of $1.43 and Core Return on Equity of 6.5%

•	Third quarter net income of $396 million and core income of $378 million.

•	Increasingly challenging tort environment impacted results.

•	Consolidated combined ratio of 101.5%; underlying combined ratio of 94.1%.

•	Record net written premiums of $7.569 billion, up 7%, reflecting growth in all segments.

•	Renewal premium change in Business Insurance of 7.4% at highest level since 2014.

•
Total capital returned to shareholders of $590 million, including $375 million of share repurchases. Year-to-date total capital returned to shareholders of $1.808 billion, including $1.172 billion of share repurchases.

•	Book value per share of $99.21, up 14% from year-end 2018. Adjusted book value per share of $90.09, up 3% from year-end 2018.

•	Board of Directors declared quarterly dividend per share of $0.82.

New York, October 22, 2019 — The Travelers Companies, Inc. today reported net income of $396 million, or $1.50 per diluted share, for the quarter ended September 30, 2019, compared to $709 million, or $2.62 per diluted share, in the prior year quarter. Core income in the current quarter was $378 million, or $1.43 per diluted share, compared to $687 million, or $2.54 per diluted share, in the prior year quarter. Core income decreased primarily due to net unfavorable prior year reserve development in the current quarter, including the impact of an increasingly challenging tort environment. Net realized investment gains were $23 million pre-tax ($18 million after-tax), compared to $29 million pre-tax ($22 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change		2019	2018	Change
Net written premiums	$7,569	$7,062	7%		$22,076	$21,017	5%

Total revenues	$8,013	$7,723	4		$23,518	$22,486	5
Net income	$396	$709	(44)		$1,749	$1,902	(8)
per diluted share	$1.50	$2.62	(43)		$6.59	$6.97	(5)
Core income	$378	$687	(45)		$1,670	$1,859	(10)
per diluted share	$1.43	$2.54	(44)		$6.29	$6.81	(8)
Diluted weighted average shares outstanding	261.8	268.4	(2)		263.4	271.1	(3)
Combined ratio	101.5%	96.6%	4.9	pts	97.9%	96.8%	1.1	pts
Underlying combined ratio	94.1%	93.0%	1.1	pts	93.5%	93.0%	0.5	pts
Return on equity	6.2%	12.6%	(6.4)	pts	9.5%	11.1%	(1.6)	pts
Core return on equity	6.5%	12.0%	(5.5)	pts	9.6%	10.9%	(1.3)	pts

	As of			Change From
	September 30, 2019	December 31, 2018	September 30, 2018	December 31, 2018	September 30, 2018
Book value per share	$99.21	$86.84	$84.82	14%	17%
Adjusted book value per share	90.09	87.27	86.51	3%	4%

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“Third quarter core income was $378 million and core return on equity was 6.5%,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Despite the impacts of an increasingly challenging tort environment facing our industry and higher non-catastrophe weather-related losses, our underlying underwriting results were solid, benefiting from 4% growth in earned premiums and continued disciplined and thoughtful expense management. Earnings this quarter were impacted by net unfavorable reserve development in Business Insurance. While workers' compensation reserves continued to develop favorably, asbestos reserves developed in an amount comparable to the prior year quarter and general liability and commercial auto reserves developed unfavorably primarily due to the more challenging tort environment. Our high-quality investment portfolio performed well, generating net investment income of $528 million after-tax. In terms of capital management, we returned $590 million of excess capital to our shareholders this quarter, including $375 million through share repurchases, bringing the total capital returned to shareholders so far this year to more than $1.8 billion.
“Turning to the top line, we remain very pleased with the execution of our marketplace strategies. Net written premiums increased by 7% to a record $7.6 billion, with each of our business segments contributing. In Business Insurance, net written premiums increased 7% as we achieved renewal premium change of 7.4%, including renewal rate change of 4.3%, in both cases the highest levels in more than five years. At the same time, we maintained strong retention and grew new business. Given the elevated loss activity, we will continue to actively and thoughtfully seek rate increases. In Bond & Specialty Insurance, net written premiums increased by 13%, with strong production across our Management Liability and Surety businesses. In Personal Insurance, net written premiums increased by 7%, with Agency Auto up 3% and Agency Homeowners up 11%, both benefiting from renewal premium change and strong new business.
“We have a long track record of successfully managing our various businesses to create value over time, including through periods of elevated and volatile weather losses, changing loss trends, economic uncertainty and low interest rates. With insight from leading data and analytics driving our pricing and underwriting, the best claim organization in the industry and deep relationships with our agents and brokers, we will continue to leverage the power of our franchise to deliver industry-leading returns over time.”
Consolidated Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2019		2018		Change		2019		2018		Change
Underwriting gain (loss):	$(149)		$198		$(347)		$320		$546		$(226)
Underwriting gain (loss) includes:
Net favorable (unfavorable) prior year reserve development	(294)		14		(308)		(120)		350		(470)
Catastrophes, net of reinsurance	(241)		(264)		23		(801)		(1,106)		305
Net investment income	622		646		(24)		1,852		1,844		8
Other income (expense), including interest expense	(64)		(67)		3		(209)		(229)		20
Core income before income taxes	409		777		(368)		1,963		2,161		(198)
Income tax expense	31		90		(59)		293		302		(9)
Core income	378		687		(309)		1,670		1,859		(189)
Net realized investment gains after income taxes	18		22		(4)		79		43		36
Net income	$396		$709		$(313)		$1,749		$1,902		$(153)

Combined ratio	101.5%		96.6%		4.9	pts	97.9%		96.8%		1.1	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	4.1	pts	(0.2)	pts	4.3	pts	0.6	pts	(1.7)	pts	2.3	pts
Catastrophes, net of reinsurance	3.3	pts	3.8	pts	(0.5)	pts	3.8	pts	5.5	pts	(1.7)	pts
Underlying combined ratio	94.1%		93.0%		1.1	pts	93.5%		93.0%		0.5	pts

Net written premiums
Business Insurance	$3,889		$3,648		7%		$11,926		$11,423		4%
Bond & Specialty Insurance	728		644		13		2,025		1,871		8
Personal Insurance	2,952		2,770		7		8,125		7,723		5
Total	$7,569		$7,062		7%		$22,076		$21,017		5%

Third Quarter 2019 Results
(All comparisons vs. third quarter 2018, unless noted otherwise)

Net income of $396 million decreased $313 million due to lower core income and lower net realized investment gains. Core income of $378 million decreased $309 million, primarily due to net unfavorable prior year reserve development in the current quarter.

Underwriting results:

•
The combined ratio of 101.5% increased 4.9 points due to net unfavorable prior year reserve development in the current quarter versus net favorable prior year reserve development in the prior year quarter (4.3 points) and a higher underlying combined ratio (1.1 points), partially offset by lower catastrophe losses (0.5 points).

•	The underlying combined ratio of 94.1% increased 1.1 points. See below for further details by segment.

•
Net unfavorable prior year reserve development in Business Insurance included a $220 million increase in asbestos reserves, compared with a $225 million increase in the prior year quarter. Net favorable prior year reserve development occurred in Personal Insurance and Bond & Specialty Insurance. See below for further details by segment. Catastrophe losses primarily resulted from wind and hail storms in several regions of the United States and Hurricane Dorian.

Net investment income of $622 million pre-tax ($528 million after-tax) decreased 4%. Income from the fixed income investment portfolio increased due to a higher average level of fixed maturity investments, as well as slightly higher interest rates. Private equity partnership and real estate partnership returns were strong but lower than in the prior year quarter.

Record net written premiums of $7.569 billion increased 7%, reflecting growth in all segments.

Year-to-Date 2019 Results
(All comparisons vs. year-to-date 2018, unless noted otherwise)

Net income of $1.749 billion decreased $153 million due to lower core income, partially offset by higher net realized investment gains. Core income of $1.670 billion decreased $189 million. Core income decreased primarily due to net unfavorable prior year reserve development in the current period versus net favorable prior year reserve development in the prior year period and a lower underlying underwriting gain, partially offset by lower catastrophe losses. The underlying underwriting gain, while lower, benefited from higher business volumes. Net realized investment gains of $101 million pre-tax ($79 million after-tax) were higher by $47 million pre-tax ($36 million after-tax).

Underwriting results:

•
The combined ratio of 97.9% increased 1.1 points due to net unfavorable prior year reserve development in the current period versus net favorable prior year reserve development in the prior year period (2.3 points) and a higher underlying combined ratio (0.5 points), partially offset by lower catastrophe losses (1.7 points).

•	The underlying combined ratio of 93.5% increased 0.5 points. See below for further details by segment.

•
Net unfavorable prior year reserve development occurred in Business Insurance. Net favorable prior year reserve development occurred in Personal Insurance and Bond & Specialty Insurance. See below for further details by segment. Catastrophe losses included the third quarter events described above, as well as winter storms and wind storms in several regions of the United States in the first half of 2019.

Net investment income of $1.852 billion pre-tax ($1.572 billion after-tax) was comparable to the prior year period. Income from the fixed income investment portfolio increased due to a higher average level of fixed maturity investments, as well as higher long-term and short-term interest rates. Private equity partnership and real estate partnership returns were strong but lower than in the prior year.

Record gross written premiums of $23.685 billion grew 6%, reflecting growth in all segments. Net written premiums of $22.076 billion increased 5%. Growth in net written premiums was impacted by the Underlying Property Aggregate Catastrophe Excess-of-Loss Reinsurance Treaty entered into effective January 1, 2019 (“the new catastrophe reinsurance treaty”), the entire cost of which impacted net written premiums in the first quarter. Accordingly, the treaty did not impact net written premiums in the second or third quarters and will not impact net written premiums in the fourth quarter.

Shareholders’ Equity

Shareholders’ equity of $25.607 billion increased 12% from year-end 2018, primarily due to the impact of lower interest rates on net unrealized investment gains (losses). Net unrealized investment gains included in shareholders’ equity were $2.991 billion pre-tax ($2.354 billion after-tax), compared to net unrealized investment losses of $137 million pre-tax ($113 million after-tax) at year-end 2018. Book value per share of $99.21 increased 14% from year-end 2018, also primarily due to the impact of lower interest rates on net unrealized investment gains (losses). Adjusted book value per share of $90.09 increased 3% from year-end 2018.

The Company repurchased 2.5 million shares during the third quarter at an average price of $147.23 per share for a total cost of $375 million. Capacity remaining under the existing share repurchase authorization was $2.161 billion at the end of the quarter. Also at the end of the quarter, statutory capital and surplus was $20.780 billion, and the ratio of debt-to-capital was 20.4%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains included in shareholders’ equity was 22.0%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a quarterly dividend of $0.82 per share. The dividend is payable on December 31, 2019, to shareholders of record at the close of business on December 10, 2019.

Business Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2019		2018		Change		2019		2018		Change
Underwriting gain (loss):	$(284)		$(36)		$(248)		$(282)		$69		$(351)
Underwriting gain (loss) includes:
Net favorable (unfavorable) prior year reserve development	(316)		(56)		(260)		(266)		94		(360)
Catastrophes, net of reinsurance	(116)		(136)		20		(422)		(442)		20
Net investment income	457		482		(25)		1,365		1,368		(3)
Other income (expense)	—		4		(4)		(6)		(3)		(3)
Segment income before income taxes	173		450		(277)		1,077		1,434		(357)
Income tax expense (benefit)	(6)		40		(46)		133		187		(54)
Segment income	$179		$410		$(231)		$944		$1,247		$(303)

Combined ratio	107.0%		100.6%		6.4	pts	102.1%		99.0%		3.1	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	8.1	pts	1.5	pts	6.6	pts	2.3	pts	(0.9)	pts	3.2	pts
Catastrophes, net of reinsurance	3.0	pts	3.7	pts	(0.7)	pts	3.7	pts	4.1	pts	(0.4)	pts
Underlying combined ratio	95.9%		95.4%		0.5	pts	96.1%		95.8%		0.3	pts

Net written premiums by market
Domestic
Select Accounts	$695		$666		4%		$2,236		$2,168		3%
Middle Market	2,150		2,032		6		6,569		6,279		5
National Accounts	273		238		15		800		778		3
National Property and Other	553		485		14		1,528		1,383		10
Total Domestic	3,671		3,421		7		11,133		10,608		5
International	218		227		(4)		793		815		(3)
Total	$3,889		$3,648		7%		$11,926		$11,423		4%

Third Quarter 2019 Results
(All comparisons vs. third quarter 2018, unless noted otherwise)

Segment income for Business Insurance was $179 million after-tax, a decrease of $231 million. Segment income decreased primarily due to higher net unfavorable prior year reserve development, lower net investment income and a slightly lower underlying underwriting gain, partially offset by lower catastrophe losses. The underlying underwriting gain, while lower, benefited from higher business volumes.

Underwriting results:

•
The combined ratio of 107.0% increased 6.4 points due to higher net unfavorable prior year reserve development (6.6 points) and a higher underlying combined ratio (0.5 points), partially offset by lower catastrophe losses (0.7 points).

•
The underlying combined ratio of 95.9% increased 0.5 points, primarily driven by the impacts in the quarter of (1) higher loss estimates in the commercial automobile product line and in the general liability product line for primary and excess coverages, including the re-estimation of losses incurred in the first six months of 2019, and (2) the new catastrophe reinsurance treaty, partially offset by (3) lower loss estimates in the workers' compensation product line, including the re-estimation of losses incurred in the first six months of 2019, and (4) a lower underwriting expense ratio.

•
Net unfavorable prior year reserve development was primarily driven by (1) a $220 million increase to asbestos reserves, and higher than expected loss experience in the segment's domestic operations in (2) the general liability product line (excluding the increase to asbestos reserves) for primary and excess coverages for multiple accident years and (3) the commercial automobile product line for recent accident years, partially offset by (4) better than expected loss experience in the segment's domestic operations in the workers’ compensation product line for recent accident years.

Net written premiums of $3.889 billion increased 7%, benefiting from continued strong retention, higher renewal premium change and higher levels of new business.

Year-to-date 2019 Results
(All comparisons vs. year-to-date 2018, unless noted otherwise)

Segment income for Business Insurance was $944 million after-tax, a decrease of $303 million. Segment income decreased primarily due to net unfavorable prior year reserve development in the current period versus net favorable prior year reserve development in the prior year period and a slightly lower underlying underwriting gain, partially offset by lower catastrophe losses. The underlying underwriting gain, while lower, benefited from higher business volumes.

Underwriting results:

•
The combined ratio of 102.1% increased 3.1 points due to net unfavorable prior year reserve development in the current period versus net favorable prior year reserve development in the prior year period (3.2 points) and a higher underlying combined ratio (0.3 points), partially offset by lower catastrophe losses (0.4 points).

•
The underlying combined ratio of 96.1% increased 0.3 points, primarily driven by the impacts of (1) higher loss estimates in the commercial automobile product line and in the general liability product line for primary and excess coverages, (2) the new catastrophe reinsurance treaty and (3) higher non-catastrophe weather-related losses, partially offset by (4) a lower level of domestic large losses, (5) lower loss estimates in the workers' compensation product line and (6) a lower underwriting expense ratio.

•
Net unfavorable prior year reserve development was primarily driven by (1) higher than expected loss experience in the segment’s domestic operations in the general liability product line (excluding increases to asbestos and environmental reserves) for primary and excess coverages for multiple accident years, including the impact for accident years 2009 and prior of the enactment of legislation by a number of states which extended the statute of limitations for childhood sexual molestation claims, (2) the $220 million increase to asbestos reserves, (3) higher than expected loss experience in the segment's domestic operations in the commercial automobile product line for recent accident years, (4) a $68 million increase to environmental reserves and (5) higher than expected loss experience in the segment's domestic operations in the commercial multi-peril product line for recent accident years, partially offset by better than expected loss experience in the segment's domestic operations in (6) the workers’ compensation product line for multiple accident years and (7) the commercial property product line for recent accident years.

Gross written premiums of $13.194 billion grew 6%, benefiting from the same factors as discussed above for the third quarter 2019. Net written premiums of $11.926 billion increased 4%. Growth in net written premiums was impacted by the new catastrophe reinsurance treaty.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2019		2018		Change		2019		2018		Change
Underwriting gain:	$104		$183		$(79)		$373		$526		$(153)
Underwriting gain includes:
Net favorable prior year reserve development	3		53		(50)		45		177		(132)
Catastrophes, net of reinsurance	(1)		(4)		3		(4)		(9)		5
Net investment income	59		57		2		173		172		1
Other income	6		4		2		16		13		3
Segment income before income taxes	169		244		(75)		562		711		(149)
Income tax expense	30		48		(18)		111		138		(27)
Segment income	$139		$196		$(57)		$451		$573		$(122)

Combined ratio	83.3%		70.2%		13.1	pts	79.8%		70.4%		9.4	pts
Impact on combined ratio
Net favorable prior year reserve development	(0.5)	pts	(8.7)	pts	8.2	pts	(2.3)	pts	(9.9)	pts	7.6	pts
Catastrophes, net of reinsurance	0.2	pts	0.6	pts	(0.4)	pts	0.2	pts	0.5	pts	(0.3)	pts
Underlying combined ratio	83.6%		78.3%		5.3	pts	81.9%		79.8%		2.1	pts

Net written premiums
Domestic
Management Liability	$424		$379		12%		$1,194		$1,089		10%
Surety	232		217		7		660		637		4
Total Domestic	656		596		10		1,854		1,726		7
International	72		48		50		171		145		18
Total	$728		$644		13%		$2,025		$1,871		8%

Third Quarter 2019 Results
(All comparisons vs. third quarter 2018, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $139 million after-tax, a decrease of $57 million. Segment income decreased primarily due to lower net favorable prior year reserve development and a lower underlying underwriting gain. The underlying underwriting gain, while lower, benefited from higher business volumes.

Underwriting results:

•
The combined ratio of 83.3% increased 13.1 points due to lower net favorable prior year reserve development (8.2 points) and a higher underlying combined ratio (5.3 points), partially offset by lower catastrophe losses (0.4 points).

•
The underlying combined ratio of 83.6% remained very strong. The increase of 5.3 points from the prior year quarter included a 2.7 point adjustment in the third quarter of 2019 for management liability coverages, 1.9 points of which related to the re-estimation of losses incurred in the first six months of 2019. The current quarter result compares to a particularly strong prior year quarter.

•
Net favorable prior year reserve development was driven by better than expected loss experience in the domestic general liability product line for management liability coverages for multiple accident years.

Net written premiums of $728 million increased 13%, reflecting continued strong retention, increased levels of renewal premium change and strong new business in management liability and continued strong surety production.

Year-to-Date 2019 Results
(All comparisons vs. year-to-date 2018, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $451 million after-tax, a decrease of $122 million. Segment income decreased primarily due to lower net favorable prior year reserve development and a lower underlying underwriting gain. The underlying underwriting gain, while lower, benefited from higher business volumes.

Underwriting results:

•
The combined ratio of 79.8% increased 9.4 points due to lower net favorable prior year reserve development (7.6 points) and a higher underlying combined ratio (2.1 points), partially offset by lower catastrophe losses (0.3 points).

•	The underlying combined ratio of 81.9% remained very strong.

•
Net favorable prior year reserve development was driven by better than expected loss experience in the domestic general liability product line for management liability coverages for multiple accident years.

Net written premiums of $2.025 billion increased 8% and benefited from the same factors as discussed above for the third quarter 2019.

Personal Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2019		2018		Change		2019		2018		Change
Underwriting gain (loss):	$31		$51		$(20)		$229		$(49)		$278
Underwriting gain (loss) includes:
Net favorable prior year reserve development	19		17		2		101		79		22
Catastrophes, net of reinsurance	(124)		(124)		—		(375)		(655)		280
Net investment income	106		107		(1)		314		304		10
Other income	22		17		5		65		48		17
Segment income before income taxes	159		175		(16)		608		303		305
Income tax expense	28		22		6		111		38		73
Segment income	$131		$153		$(22)		$497		$265		$232

Combined ratio	98.0%		97.2%		0.8	pts	96.2%		99.9%		(3.7)	pts
Impact on combined ratio
Net favorable prior year reserve development	(0.7)	pts	(0.6)	pts	(0.1)	pts	(1.3)	pts	(1.1)	pts	(0.2)	pts
Catastrophes, net of reinsurance	4.7	pts	4.9	pts	(0.2)	pts	4.9	pts	8.9	pts	(4.0)	pts
Underlying combined ratio	94.0%		92.9%		1.1	pts	92.6%		92.1%		0.5	pts

Net written premiums
Domestic
Agency (1)
Automobile	$1,347		$1,305		3%		$3,871		$3,746		3%
Homeowners and Other	1,300		1,168		11		3,395		3,137		8
Total Agency	2,647		2,473		7		7,266		6,883		6
Direct to Consumer	115		108		6		313		299		5
Total Domestic	2,762		2,581		7		7,579		7,182		6
International	190		189		1		546		541		1
Total	$2,952		$2,770		7%		$8,125		$7,723		5%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

Third Quarter 2019 Results
(All comparisons vs. third quarter 2018, unless noted otherwise)

Segment income for Personal Insurance was $131 million after-tax, a decrease of $22 million. Segment income decreased primarily due to a lower underlying underwriting gain. The underlying underwriting gain, while lower, benefited from higher business volumes.

Underwriting results:

•
The combined ratio of 98.0% increased 0.8 points due to a higher underlying combined ratio (1.1 points), partially offset by lower catastrophe losses (0.2 points) and higher net favorable prior year reserve development (0.1 points).

•
The underlying combined ratio of 94.0% increased 1.1 points, primarily driven by the impacts of (1) higher non-catastrophe weather-related losses in Agency Homeowners and Other and (2) the new catastrophe reinsurance treaty, mostly impacting Agency Homeowners and Other, partially offset by (3) lower other loss activity.

•	Net favorable prior year reserve development was driven by better than expected loss experience in domestic homeowners and other and automobile product lines for recent accident years.

Net written premiums of $2.952 billion increased 7%. Agency Automobile net written premiums increased 3%, driven by renewal premium change of 4% and higher levels of new business. Agency Homeowners and Other net written premiums increased 11%, driven by renewal premium change of 7% and higher levels of new business.

Year-to-Date 2019 Results
(All comparisons vs. year-to-date 2018, unless noted otherwise)

Segment income for Personal Insurance was $497 million after-tax, an increase of $232 million. Segment income increased primarily due to lower catastrophe losses and higher net favorable prior year reserve development, partially offset by a lower underlying underwriting gain. The underlying underwriting gain, while lower, benefited from higher business volumes.

Underwriting results:

•
The combined ratio of 96.2% improved 3.7 points due to lower catastrophe losses (4.0 points) and higher net favorable prior year reserve development (0.2 points), partially offset by a higher underlying combined ratio (0.5 points).

•
The underlying combined ratio of 92.6% increased 0.5 points, primarily driven by the impacts of (1) higher non-catastrophe weather-related losses in Agency Homeowners and Other and (2) the new catastrophe reinsurance treaty, mostly impacting Agency Homeowners and Other, partially offset by (3) earned pricing that exceeded loss cost trends in Agency Automobile and (4) lower other loss activity.

•	Net favorable prior year reserve development was driven by better than expected loss experience in domestic automobile and homeowners and other product lines for recent accident years.

Gross written premiums of $8.312 billion grew 6%. Net written premiums of $8.125 billion increased 5%.

Agency Automobile gross written premiums of $3.896 billion grew 3%, driven by renewal premium change of 5% and higher levels of new business. Net written premiums increased 3%.

Agency Homeowners and Other gross written premiums of $3.538 billion grew 11% driven by renewal premium change of 6% and higher levels of new business. Net written premiums increased 8%.

Growth in net written premiums was impacted by the new catastrophe reinsurance treaty.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, October 22, 2019. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1.844.895.1976 within the United States and 1.647.689.5389 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available on the same website.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $30 billion in 2018. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance and insurance-related services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States and certain specialty insurance products in Canada, the United Kingdom, the Republic of Ireland and Brazil, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

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Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•
the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, renewal premium changes, underwriting margins and underlying underwriting margins, net and core income, investment income and performance, loss costs, return on equity, core return on equity and expected current returns and combined ratios and underlying combined ratios);

•	share repurchase plans;

•	future pension plan contributions;

•	the sufficiency of the Company’s asbestos and other reserves;

•	the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•	the potential benefit associated with the Company's ability to recover on its subrogation claims;

•	the cost and availability of reinsurance coverage;

•	catastrophe losses;

•
the impact of investment (including changes in interest rates), economic (including inflation, changes in tax law, changes in commodity prices and fluctuations in foreign currency exchange rates) and underwriting market conditions;

•	strategic and operational initiatives to improve profitability and competitiveness;

•	the Company’s competitive advantages;

•	new product offerings;

•	the impact of new or potential regulations imposed or to be imposed by the United States or other nations, including tariffs or other barriers to international trade; and

•
the impact of developments in the tort environment, including legislation enacted or to be enacted by states allowing victims of sexual abuse to file or proceed with claims that otherwise would have been time-barred.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•
catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•
if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal, regulatory and economic environments in which the Company operates, the Company’s financial results could be materially and adversely affected;

•	during or following a period of financial market disruption or an economic downturn, the Company’s business could be materially and adversely affected;

•	the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;

•	the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•
the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates, could harm its ability to maintain or increase its business volumes and its profitability;

•
disruptions to the Company’s relationships with its independent agents and brokers or the Company's inability to manage effectively a changing distribution landscape could adversely affect the Company;

•	the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•	the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•
the Company may not be able to collect all amounts due to it from reinsurers, reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all and we are exposed to credit risk related to our structured settlements;

•	the Company is also exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that we have with third parties;

•
within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing, market conduct and financial supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•
a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•
the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends and/or make future share repurchases;

•	the Company’s efforts to develop new products, expand in targeted markets or improve business processes and workflows may not be successful and may create enhanced risks;

•	the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•
the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology, particularly as its business processes become more digital;

•
if the Company experiences difficulties with technology, data and network security (including as a result of cyber attacks), outsourcing relationships or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted;

•
the Company is also subject to a number of additional risks associated with its business outside the United States, such as foreign currency exchange fluctuations (including with respect to the valuation of the Company’s foreign investments and interests in joint ventures) and restrictive regulations as well as the risks and uncertainties associated with the United Kingdom’s withdrawal from the European Union;

•
regulatory changes outside of the United States, including in Canada, the United Kingdom, the Republic of Ireland and the European Union, could adversely impact the Company’s results of operations and limit its growth;

•
loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•	acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•	the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•	the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•
intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•	changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•	changes in U.S. tax laws or in the tax laws of other jurisdictions where the Company operates could adversely impact the Company; and

•
the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 14, 2019, as updated by our periodic filings with the SEC.

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GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis, and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2019	2018	2019	2018
Net income	$396	$709	$1,749	$1,902
Less: Net realized investment gains	(18)	(22)	(79)	(43)
Core income	$378	$687	$1,670	$1,859

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, pre-tax)	2019	2018	2019	2018
Net income	$432	$806	$2,064	$2,215
Less: Net realized investment gains	(23)	(29)	(101)	(54)
Core income	$409	$777	$1,963	$2,161

	Twelve Months Ended December 31,
($ in millions, after-tax)	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Net income	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	2,523	2,056	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Adjustments:
Net realized investment (gains) losses	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment (1)	—	129	—	—	—	—	—	—	—	—	—	—	—	—
Core income	2,430	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
 (1) Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Basic income per share
Net income	$1.52	$2.65	$6.65	$7.03
Adjustments:
Net realized investment gains, after-tax	(0.07)	(0.09)	(0.30)	(0.16)
Core income	$1.45	$2.56	$6.35	$6.87
Diluted income per share
Net income	$1.50	$2.62	$6.59	$6.97
Adjustments:
Net realized investment gains, after-tax	(0.07)	(0.08)	(0.30)	(0.16)
Core income	$1.43	$2.54	$6.29	$6.81

Reconciliation of Segment Income to Total Core Income

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2019	2018	2019	2018
Business Insurance	$179	$410	$944	$1,247
Bond & Specialty Insurance	139	196	451	573
Personal Insurance	131	153	497	265
Total segment income	449	759	1,892	2,085
Interest Expense and Other	(71)	(72)	(222)	(226)
Total core income	$378	$687	$1,670	$1,859

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of September 30,
($ in millions)	2019	2018
Shareholders’ equity	$25,607	$22,460
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	(2,354)	447
Net realized investment gains, net of tax	(79)	(43)
Adjusted shareholders’ equity	$23,174	$22,864

	As of December 31,
($ in millions)	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Shareholders’ equity	$22,894	$23,731	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	113	(1,112)	(730)	(1,289)	(1,966)	(1,322)	(3,103)	(2,871)	(1,859)	(1,856)	146	(620)	(453)	(327)
Net realized investment (gains) losses, net of tax	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment	—	287	—	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	(68)	(79)	(89)	(112)	(129)	(153)
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	439
Adjusted shareholders’ equity	$22,914	$22,764	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2019	2018	2019	2018
Annualized net income	$1,585	$2,838	$2,332	$2,536
Average shareholders’ equity	25,464	22,541	24,637	22,899
Return on equity	6.2%	12.6%	9.5%	11.1%
Annualized core income	$1,512	$2,746	$2,226	$2,478
Adjusted average shareholders’ equity	23,339	22,809	23,289	22,774
Core return on equity	6.5%	12.0%	9.6%	10.9%

Average annual core return on equity over a period is the ratio of:
a) the sum of core income less preferred dividends for the periods presented to b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Core Return on Equity from January 1, 2005 through September 30, 2019

	Nine Months Ended September 30,		Twelve Months Ended December 31,
($ in millions)	2019	2018	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Core income, less preferred dividends	$1,670	$1,859	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized core income	2,226	2,478
Adjusted average shareholders’ equity	23,289	22,774	22,814	22,743	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	9.6%	10.9%	10.7%	9.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%
Average annual core return on equity for the period Jan. 1, 2005 through September 30, 2019	12.8%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2019 ranges from approximately $19 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax except as noted)	2019	2018	2019	2018
Pre-tax underwriting gain excluding the impact of catastrophes and net prior year loss reserve development	$386	$448	$1,241	$1,302
Pre-tax impact of catastrophes	(241)	(264)	(801)	(1,106)
Pre-tax impact of net favorable (unfavorable) prior year loss reserve development	(294)	14	(120)	350
Pre-tax underwriting gain (loss)	(149)	198	320	546
Income tax expense (benefit) on underwriting results	(48)	4	62	69
Underwriting gain (loss)	(101)	194	258	477
Net investment income	528	547	1,572	1,567
Other income (expense), including interest expense	(49)	(54)	(160)	(185)
Core income	378	687	1,670	1,859
Net realized investment gains	18	22	79	43
Net income	$396	$709	$1,749	$1,902

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, pre-tax)	2019	2018	2019	2018
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$5,230	$4,655	$14,493	$13,513
Less:
Policyholder dividends	15	12	37	37
Allocated fee income	47	38	132	115
Loss ratio numerator	$5,168	$4,605	$14,324	$13,361
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,169	$1,117	$3,420	$3,259
General and administrative expenses (G&A)	1,098	1,059	3,280	3,234
Less:
Non-insurance G&A	48	38	145	114
Allocated fee income	74	71	214	209
Billing and policy fees and other	28	24	81	69
Expense ratio numerator	$2,117	$2,043	$6,260	$6,101
Earned premium	$7,179	$6,882	$21,022	$20,114
Combined ratio (1)
Loss and loss adjustment expense ratio	72.0%	66.9%	68.1%	66.5%
Underwriting expense ratio	29.5%	29.7%	29.8%	30.3%
Combined ratio	101.5%	96.6%	97.9%	96.8%

(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. In addition, G&A include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains (Losses), Net of Tax

	As of
($ in millions, except per share amounts)	September 30, 2019	December 31, 2018
Shareholders’ equity	$25,607	$22,894
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	2,354	(113)
Shareholders’ equity, excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	23,253	23,007
Less:
Goodwill	3,929	3,937
Other intangible assets	329	345
Impact of deferred tax on other intangible assets	(44)	(44)
Tangible shareholders’ equity	$19,039	$18,769
Common shares outstanding	258.1	263.6
Book value per share	$99.21	$86.84
Adjusted book value per share	90.09	87.27
Tangible book value per share	73.76	71.20

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain (loss) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	September 30, 2019	December 31, 2018
Debt	$6,558	$6,564
Shareholders’ equity	25,607	22,894
Total capitalization	32,165	29,458
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	2,354	(113)
Total capitalization excluding net unrealized gain (loss) on investments, net of tax, included in shareholders’ equity	$29,811	$29,571
Debt-to-capital ratio	20.4%	22.3%
Debt-to-capital ratio excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	22.0%	22.2%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 14, 2019, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825